Exhibit 3.4

LIMITED LIABILITY COMPANY AGREEMENT

OF

ECLIPSE GP, LLC

This Limited Liability Company Agreement (this “Agreement”) of Eclipse GP, LLC, a Delaware limited liability company (the “Company”), dated as of January 20, 2011, is duly executed by EnCap Energy Capital Fund VIII, L.P., a Texas limited partnership, in its capacity as the sole member of the Company (the “Member”).

Article I

Formation of Company

1.1. Formation. Subject to the provisions of this Agreement, the Member does hereby form a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (such Act, as amended from time to time, or any successor statute or statutes thereto, being called the “Act”). Except as expressly provided herein to the contrary, the rights and obligations of the Member and the administration, dissolution and termination of the Company shall be governed by the Act.

1.2. Name. The name of the Company is “Eclipse GP, LLC”. All Company business shall be conducted in that name or such other names that comply with applicable law as the Member may select from time to time.

1.3. Purpose. The purpose for which the Company is organized is to (a) to act as the sole general partner of Eclipse Resources I, LP, a Delaware limited partnership, and to take or cause to be taken all actions required or permitted under the agreements, documents or instruments to which Eclipse Resources I, LP is formed or is a party, and (b) to engage in any lawful act or activity for which limited liability companies may be organized under the Act.

1.4. Registered Office; Registered Agent. The registered office and registered agent of the Company in the State of Delaware shall be as specified in the Certificate of Formation (the “Certificate”) or as designated by the Member in the manner provided by applicable law. The offices of the Company shall be at such places as the Member may designate, which need not be in the State of Delaware.

1.5. Term. The Company commenced on the date of the filing of the Certificate with the Secretary of State of Delaware, and shall continue in existence until terminated in accordance with the provisions of this Agreement.

Article II

Capital Contributions

The Member may, from time to time, (a) make such contribution of cash or other property to the Company or (b) loan funds to the Company, as the Member may determine in its sole and absolute discretion; provided, that the Member is under no obligation whatsoever, either express or implied, to make any such contribution or loan to the Company.

Article III

Allocations and Distributions

3.1. Allocations of Profits and Losses. The Company’s profits and losses and all related items of income, gain, loss, deduction and credit shall be allocated 100% to the Member.

3.2. Distributions. All distributions from the Company shall be made 100% to the Member at such times and in such amounts as determined by the Member in his sole discretion.

Article IV

Management

4.1. Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member.

4.2. Appointment of Officers. The Member may from time to time designate one or more individuals as officers of the Company, who shall have such titles and exercise and perform such powers and duties as shall be assigned to them from time to time by the Member or as are normally associated with such title assigned to an individual. Officers need not be residents of the State of Delaware. The Member may remove any officer at any time, with or without cause.

Article V

Liability of the Member

The Member shall not be liable for the debts, liabilities, contracts or other obligations of the Company.

Article VI

Tax Related Matters

6.1. Tax Status. The Member of the Company hereby recognizes that the Company shall be disregarded as an entity separate from the Member for U.S. federal income tax purposes. In the event that additional persons are admitted to the Company as Members, the Company shall thereupon be treated as a partnership for U.S. federal tax purposes. Neither the Company nor the Member shall file an election to classify the Company as an association taxable as a corporation for U.S. federal income tax purposes.

6.2. Tax Elections. The Company shall make the following elections: (a) to elect the calendar year as the Company’s fiscal year; (b) to elect the accrual method of accounting; (c) to elect, in accordance with Sections 195 and 709 of the Internal Revenue Code of 1986, as amended, and applicable regulations and comparable state law provisions, to treat all organization costs of the Company as deferred expenses amortizable over 60 months; and (d) to elect with respect to such other U.S. federal, state, and local tax matters as the Member shall determine.

Article VII

Dissolution, Liquidation and Termination

The Company shall be dissolved, and its affairs shall thereafter be wound up and liquidated, upon the election of the Member. Upon completion of winding up and liquidation, the Member (or officers of the Company acting at the direction of the Member) shall cause the Company to terminate its existence in accordance with the Act.

Article VIII

Indemnification

The Company shall indemnify the officers, employees, and agents of the Company to the same extent that a corporation is permitted to indemnify its employees and agents under the Delaware General Corporation Law, as well as to the same extent that indemnification is required under the Delaware General Corporation Law for employees and agents of corporations. Such indemnification shall not be deemed exclusive of any other rights to which such persons may be entitled, under any regulations, agreements, vote of members or otherwise, both as to actions taken in their official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such persons. The Company shall have the power to enter into agreements providing for indemnification by the Company of officers, employees and agents or any other person of or who served any predecessor corporation, partnership, joint venture, trust or other enterprise from and against any and all expenses, liabilities or other matters. The Member of the Company may purchase, on behalf of the Company, such liability, indemnification and/or other similar insurance as the Member, in its sole discretion, shall determine is necessary or appropriate from time to time. No amendment, modification, or repeal of this provision will apply to or adversely affect any right or protection of any officer, employee or agent of the Company hereunder for or with respect to any acts or omissions of such persons occurring prior to such amendment, modification or repeal.

Article IX

General Provisions

9.1. Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

9.2. Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

9.3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Member and its successors and assigns.

9.4. Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company, and the Member shall not have any ownership of such property. The Company shall hold all of its property in its own name.

IN WITNESS WHEREOF, the undersigned, has executed this Agreement as of the day and year first above written.

MEMBER:

ENCAP ENERGY CAPITAL FUND VIII, L.P.

By:	EnCap Equity Fund VIII GP, L.P.,
General Partner of EnCap Energy Capital Fund VIII, L.P.

By:	EnCap Investments L.P.,
General Partner of EnCap Equity Fund VIII GP, L.P.

By:	EnCap Investments GP, L.L.C.,
General Partner of EnCap Investments L.P.

By:	/s/ Robert L. Zorich
Name:	Robert L. Zorich
Title:	Senior Managing Director

SIGNATURE PAGE TO

LIMITED LIABILITY COMPANY AGREEMENT OF

ECLIPSE GP, LLC